Exhibit 99.1

May 19, 2005

Yellow Roadway Prices $150 Million Senior Floating Rate Notes Offering

• Notes will bear interest at a floating rate based on LIBOR +1.375% and mature in 2008

• Proceeds used to finance proposed USF acquisition

OVERLAND PARK, KS — May 19, 2005—Yellow Roadway Corporation (NASDAQ: YELL) announced today that the $150 million senior floating rate notes (the “notes”) offered in its private offer will bear interest at a floating rate based on the London Interbank Offered Rate (LIBOR) plus 1.375%, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2005.

The notes will mature on May 15, 2008. The notes may not be redeemed by Yellow Roadway for eighteen months, but are redeemable at any time thereafter at par. Yellow Roadway expects to use the net proceeds from the offering as part of the financing for the previously announced proposed acquisition of USF Corporation (NASDAQ: USFC). If such acquisition is not consummated on or prior to December 31, 2005, or if the merger agreement is terminated at any time, the notes will be subject to a special mandatory redemption at a price of 101% of the principal amount of the notes, plus accrued and unpaid interest.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered or sold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws. Accordingly, Yellow Roadway Corporation is offering the notes only to qualified institutional buyers in reliance on Rule 144A and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Yellow Roadway Corporation, a Fortune 500 company, is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Investor Contact	Media Contact
Stephen Bruffett	Suzanne Dawson
Yellow Roadway Corporation	Linden Alschuler & Kaplan
913.696.6108	212.329.1420
steve.bruffett@yellowroadway.com	sdawson@lakpr.com